EXHIBIT 99.1

For Immediate Release
Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Cash Dividend and Additional Repurchase of Common Stock

Dallas, Texas, November 8, 2006—Frozen Food Express Industries, Inc. (Nasdaq: FFEX) said today that its Board of Directors has declared the company’s first quarterly cash dividend since 1999 and authorized additional repurchases of its common stock.
FFEX recently announced the signing of a new credit agreement with its banks, which it said “significantly” loosened restrictions on paying cash dividends and on repurchasing its common stock.
The three-cent per share dividend will be paid on December 1, 2006 to shareholders of record as of November 22, 2006. Until it ceased paying cash dividends in 1999, the company had a 29-year history of paying cash dividends.
“We’re very pleased to resume our tradition of paying cash dividends to our shareholders,” said Stoney M. (Mit) Stubbs, Jr.  The Board’s stock buy-back resolution authorizes the company to purchase up to one million shares of its common stock. ”Earlier this year, the Board authorized the repurchase of 750 thousand shares and, of that, 318,400 remain to be purchased. This new authorization should provide us the flexibility to continue with our buybacks well into 2007.”
During the three months ended September 30, 2006, the company repurchased almost 1.1 million of its shares. “We believe that buying back our stock at current prices is a very good investment,” Mr. Stubbs said.
As of November 1, 2006, these were 17.6 million shares of FFEX stock outstanding.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.
Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
Among the key factors that are not within management’s control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.